Exhibit 10.27.9

AMENDMENT NO. 9 TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR OFFICERS OF NORTHEAST UTILITIES SYSTEM COMPANIES

The Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies, as amended, is further amended, effective January 1, 1992, as follows:

Paragraph 2 of Article VII of the Plan is amended to read in its entirety as follows:

The normal form in which a Target Benefit shall be paid is, for a Participant who is unmarried on the date on which benefit payments are to commence as determined above, monthly payments on the first day of each month for the life of the Participant only, and for a Participant who is married at such time, monthly payments on the first day of each month for the life of the Participant and after the Participant's death, monthly payments on the first day of each month to the Participant's surviving spouse for life, each in an amount equal to 50 percent of the Participant's monthly payment. To be entitled to a Target Benefit under the Plan, a spouse must be married to the Participant both on the date Target Benefit payments to the Participant commence and on the Participant's date of death (hereinafter referred to as a "Surviving Spouse").  The annual Target Benefit payable to a married Participant, while living, shall be equal to the annual Target Benefit that would be payable to such Participant if unmarried.